Exhibit 99.1

Semtech Announces Fourth Quarter of Fiscal Year 2009 Results

  Record $295M Annual Revenue
  23% of Q4 revenue in Free Cash Flow
  Q4 Net inventory reduced by 14% sequentially
  Q4 GAAP Operating expenses reduced by 12% sequentially

CAMARILLO, Calif.--(BUSINESS WIRE)--March 4, 2009--SEMTECH CORPORATION (NASDAQ: SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today reported un-audited financial results for its fourth quarter of fiscal year 2009 that ended January 25, 2009.

Net revenues for the fourth quarter of fiscal year 2009 were $62.7 million, down 20 percent from the fourth quarter of fiscal year 2008 and down 21 percent when compared to the third quarter of fiscal year 2009.

Net income for the fourth quarter of fiscal year 2009, computed in accordance with U.S. generally accepted accounting principles (GAAP), was $6.3 million or 10 cents per diluted share. GAAP net income was $14.9 million or 23 cents per diluted share in the fourth quarter of fiscal year 2008 and was $11.5 million or 19 cents per diluted share in the third quarter of fiscal year 2009.

GAAP gross profit margin for the fourth quarter of fiscal year 2009 was 53.2 percent compared to 54.9 percent in the fourth quarter of fiscal year 2008 and 53.5 percent in the third quarter of fiscal year 2009.

Non-GAAP net income for the fourth quarter of fiscal year 2009 was $8.8 million or 15 cents per diluted share. Non-GAAP net income was $16.8 million or 26 cents per diluted share in the fourth quarter of fiscal year 2008 and was $14.9 million or 24 cents per diluted share in the third quarter of fiscal year 2009.

Non-GAAP gross profit margin for the fourth quarter of fiscal year 2009 was 53.5 percent. Non-GAAP gross profit margin for the fourth quarter of fiscal year 2008 was 55.5 percent and 54.0 percent in the third quarter of fiscal year 2009.

Non-GAAP results exclude the impact of stock based compensation, the amortization of acquisition-related intangibles, expenses and a recovery settlement associated with the now settled litigation against an insurer, the gain on sale of an unused parcel of land, certain restructuring expenses, and expenses related to the Company’s now completed investigation into its historical stock option practices and now completed restatement of past financial statements. Non-GAAP results also exclude the impact of ongoing stock option related matters including an inquiry by the SEC, a federal grand jury subpoena, and derivative and class action litigation.

Operating expenses for the fourth quarter of fiscal year 2009 include approximately $0.5 million related to the informal SEC inquiry, the grand jury subpoena, the derivative and class action litigation, and other matters related to historical stock option practices. In the third quarter of fiscal year 2009 these expenses were approximately $0.6 million.

Semtech had $258.8 million of cash, cash equivalents and marketable securities as of January 25, 2009, which was up from $245.2 million at the end of the third quarter of fiscal year 2009 despite the $1.6 million paid as a result of the settlement of the derivative lawsuit and repurchasing approximately $3.4 million or 319,000 shares of its common stock under a program previously authorized by the board of directors.

Shipments exceeded new orders for the quarter resulting in a book-to-bill ratio below one as orders were down across most market segments.

Mohan Maheswaran, Semtech’s President and Chief Executive Officer, commented, “Semtech ended the fiscal year delivering record annual revenues for the second consecutive year. While Q4 revenues declined against the backdrop of a very challenging macro economy, we were able to increase our cash position and reduce our inventories within the quarter. We remain confident that Semtech will emerge from this downturn as one of the highest performing companies in our sector.”

The results announced today are preliminary, as the annual audit by the Company’s independent registered public accounting firm is still underway. As such, these results are subject to revision until the audit is completed and the Company files its Annual Report on Form 10-K.

First Quarter Outlook

Semtech estimates net sales for the first quarter, which ends April 26, 2009, will be between $52 million and $58 million. GAAP earnings for the first quarter of fiscal year 2010 are expected to be 2 to 7 cents per diluted share.

About Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with GAAP, this release includes a non-GAAP presentation of gross profit, net income and earnings per diluted share. All of these non-GAAP measures exclude stock-based compensation, acquisition related amortization of intangibles, and other items detailed above. These non-GAAP measures are provided to enhance the user's overall understanding of the Company's comparable financial performance between periods. In addition, the Company's management generally excludes such items in managing and evaluating the performance of the business. A further discussion of these non-GAAP financial measures can be found above. Reconciliations of GAAP results for the fourth quarter and twelve months of fiscal years 2009 and 2008 appear with the financial statements later in this release. These additional financial measures should not be considered substitutes for any measures derived in accordance with GAAP and may be inconsistent with similar measures presented by other companies.

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Important factors that could cause actual results to differ materially include, but are not limited to: the depth, extent and duration of current and continuing world wide economic disruption and uncertainty, at both a macro level, and as impacts the Company’s products, industry, and market sector, and the Company’s ability to forecast and achieve anticipated revenues and earnings estimates in light of continuing economic uncertainty. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2008, in the Company’s other filings with the SEC, and in material incorporated therein by reference. Forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

SEMTECH CORPORATION GAAP CONSOLIDATED STATEMENTS OF INCOME (Table in thousands - except per share amount)

	Three Months Ended		Twelve Months Ended
	January 25,	January 27,	January 25,	January 27,
	2009	2008	2009	2008
	Q4 2009	Q4 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$62,695	$78,620	$294,820	$284,790
Cost of sales	29,345	35,447	135,233	128,513
Gross profit	33,350	43,173	159,587	156,277

Operating costs and expenses:
Selling, general and administrative	16,124	20,375	72,890	74,263
Product development and engineering	9,771	11,272	41,405	43,064
Acquisition related items	273	275	1,091	1,102
(Insurance recovery) litigation legal expenses, net	-	(6,254)	-	(5,339)
Restructuring charge	-	-	2,310	-

Total operating costs and expenses	26,168	25,668	117,696	113,090

Operating income	7,182	17,505	41,891	43,187

Interest and other income, net	403	2,808	4,287	15,120

Income before taxes	7,585	20,313	46,178	58,307
Provision for taxes	1,314	5,453	8,657	10,524

Net income	$6,271	$14,860	$37,521	$47,783

Earnings per share:
Basic	$0.10	$0.24	$0.61	$0.72
Diluted	$0.10	$0.23	$0.61	$0.71

Weighted average number of shares:
Basic	60,291	62,622	61,249	66,424
Diluted	60,611	63,536	61,999	67,709

SEMTECH CORPORATION CONSOLIDATED BALANCE SHEETS (Table in thousands)

	January 25,	January 27,
	2009	2008
	(Unaudited)	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$147,666	$172,889
Temporary investments	98,735	36,142
Receivables, less allowances	27,467	32,975
Inventories	27,986	28,902
Deferred income taxes	4,287	4,350
Other current assets	7,561	16,326
Total Current Assets	313,702	291,584

Property, plant and equipment, net	31,786	30,569
Long-term investments	12,414	4,366
Deferred income taxes	25,544	26,307
Goodwill	25,540	32,418
Other Intangibles	2,091	3,182
Other assets	9,718	6,986
Total Assets	$420,795	$395,412

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$10,653	$13,922
Accrued liabilities	15,915	18,843
Income taxes payable	2,108	290
Deferred revenue	2,808	1,466
Accrued taxes	727	-
Deferred income taxes	1,604	1,501
Total Current Liabilities	33,815	36,022

Deferred income taxes - non current	101	111
Accrued taxes	3,563	3,400
Other long-term liabilities	5,296	7,169

Shareholders’ equity	378,020	348,710
Total Liabilities & Equity	$420,795	$395,412

SEMTECH CORPORATION Supplemental Information - Notes to Consolidated GAAP Statements of Income (Table in thousands)

	Three Months Ended		Twelve Months Ended
	January 25,	January 27,	January 25,	January 27,
	2009	2008	2009	2008
	Q4 2009	Q4 2008
Stock Option Expense	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cost of sales	$221	$433	$1,389	$1,304
Selling, general and administrative	1,541	2,725	10,400	9,430
Product development and engineering	873	1,137	3,935	3,985
Total stock-based compensation	$2,635	$4,295	$15,724	$14,719
SEMTECH CORPORATION RECONCILIATION OF GAAP TO NON-GAAP GROSS PROFIT (Table in thousands)

	Three Months Ended		Twelve Months Ended
	January 25,	January 27,	January 25,	January 27,
	2009	2008	2009	2008
	Q4 2009	Q4 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Gross profit, as reported (GAAP)	$33,350	$43,173	$159,587	$156,277
Adjustments to GAAP gross profit:
Stock-based compensation expense	221	433	1,389	1,304
Non-GAAP Gross profit	$33,571	$43,606	$160,976	$157,581

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (Table in thousands - except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 25,	January 27,	January 25,	January 27,
	2009	2008	2009	2008
	Q4 2009	Q4 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Income, as reported (GAAP)	$6,271	$14,860	$37,521	$47,783

Adjustments to GAAP net income:
Acquisition related items	273	275	1,091	1,102
Insurance related legal expenses	-	(6,254)	-	(5,339)
Option and restatement related expenses	491	2,531	1,592	6,269
Stock based compensation expense	2,635	4,295	15,724	14,719
Land sale	-	-	-	(1,300)
Restructuring cost	-	-	2,310	-
Associated tax effect	(828)	1,080	(5,729)	(3,956)
Net Income on a Non-GAAP basis	$8,842	$16,787	$52,509	$59,278

Diluted GAAP earnings per share	$0.10	$0.23	$0.61	$0.71
Adjustments per above	$0.05	$0.03	$0.24	$0.17
Diluted non-GAAP earnings per share	$0.15	$0.26	$0.85	$0.88

CONTACT:
Semtech Corporation
Investor Relations Contact
Chris Rogers, 805-480-2004